EXHIBIT 10.1

AMENDMENT TO ANADIGICS, INC.
AMENDED AND RESTATED
2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

Section 4(a) of the Anadigics, Inc. Amended and Restated 2005 Long Term Incentive and Share Award Plan is amended, effective May 17, 2007, to replace the first sentence thereof in its entirety with the following:

"Subject to adjustment as provided in Section 4(c) hereof, (i) the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 6,450,000, and (ii) the total number of Shares reserved for issuance in connection with Awards other than Options (i.e., SARs, Restricted Share, Restricted Unit, Performance Share, Performance Unit, Dividend Equivalents and Other Share-Based Awards) shall be 6,150,000."